Exhibit 4.5
ACKNOWLEDGEMENT, AMENDMENT AND WAIVER
     THIS ACKNOWLEDGEMENT, AMENDMENT AND WAIVER (this “Acknowledgement, Amendment and Waiver”) is made as of this 1st day of June 2009, by and among DUOYUAN GLOBAL WATER INC., a company limited by shares incorporated under the laws of the British Virgin Islands (the “Company”), DUOYUAN INVESTMENTS LTD., a company limited by shares incorporated under the laws of the British Virgin Islands (the “Key Holder”), GEEMF III HOLDINGS MU, a private company limited by shares organized under the laws of the Republic of Mauritius (the “Investor”), and MR. WENHUA GUO, a citizen of the People’s Republic of China (“PRC”), identification number 110101196111094535, whose primary place of business is located at No. 3 Jinyuan Road, Daxing Industrial Development Zone, Beijing 102600, PRC (the “Founder”, and together with the Company, the Key Holder and the Investor, the “Parties”).
RECITALS
     WHEREAS, reference is made to the Share Purchase Agreement, dated as of February 5, 2008, by and among the Company, the Key Holder, the Investor and the Founder (the “Purchase Agreement”), the Investors’ Rights Agreement, dated as of February 5, 2008, by and among the Company, the Key Holder, the Investor and the Founder (the “Investors’ Rights Agreement”), the Voting Agreement, dated as of February 5, 2008, by and among the Company, the Key Holder, the Investor and the Founder (the “Voting Agreement”), the Right of First Refusal and Co-Sale Agreement, dated as of February 5, 2008, by and among the Company, the Key Holder, the Investor and the Founder (the “Right of First Refusal Agreement”), and Waiver and Consent, dated as of December 2, 2008, by and among the Company, the Key Holder, the Investor and the Founder (the “Waiver” and together with the Purchase Agreement, the Investors’ Rights Agreement, the Voting Agreement and the Right of First Refusal Agreement, the “GEEMF Investment Documents”); and
     WHEREAS, the Parties desire to acknowledge and agree to an existence of a “Qualified Public Offering”, amend and waive certain provisions of the Investors’ Rights Agreement, including terminating certain of the Investor’s rights, pursuant to Section 6.6 of the Investors’ Rights Agreement, terminate certain of the Investor’s rights under the Purchase Agreement and terminate all of the Investor’s rights under the Voting Agreement, the Right of First Refusal Agreement and the Waiver.
     NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the Parties hereby agree as follows:
1.     Defined Terms. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Investors’ Rights Agreement.

2.     Amendment. Section 5 of the Investors’ Rights Agreement is hereby deleted in its entirety and replaced with the following: [Intentionally Omitted].
3.     Qualified Public Offering; Termination of Certain Investors’ Rights.
     (a) The Parties acknowledge and agree to an existence of a “Qualified Public Offering” as defined in the Purchase Agreement. Notwithstanding anything to the contrary, the Parties acknowledge and agree that the initial public offering by the Company of 5,000,000 American Depositary Shares (“ADS”), each ADS representing two Ordinary Shares of the Company, in a firmly underwritten public offering pursuant to the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 1, 2009 (the “IPO”) shall fully satisfy and meet the definition of “Qualified Public Offering” as set forth in the Purchase Agreement.
     (b) For the avoidance of doubt, the Parties acknowledge and agree that any and all of the rights of the Investor under the Investors’ Rights Agreement have been expressly waived by the Investor and all such rights shall terminate upon the completion of the IPO; provided, however, that the right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 of the Investors’ Rights Agreement shall not terminate upon the completion of the IPO but shall terminate only in accordance with Section 2.12 of the Investors’ Rights Agreement.
     (c) For the avoidance of doubt, the Parties acknowledge and agree that any and all of the rights of the Investor under the Purchase Agreement have been expressly waived by the Investor and all such rights shall terminate upon the completion of the IPO; provided, however, that the right of the Investor to seek indemnification under Article 6 of the Purchase Agreement shall survive pursuant to the terms set forth in the Purchase Agreement.
     (d) For the avoidance of doubt, the Parties acknowledge and agree that any and all of the rights of the Investor under the Voting Agreement, the Right of First Refusal Agreement and the Waiver have been expressly waived by the Investor and all such rights shall terminate upon the completion of the IPO.
     (e) This Acknowledgement, Amendment and Waiver and the rights and obligations of the Parties hereunder shall terminate simultaneously with the cancellation, termination or abandonment of the IPO or the withdrawal or removal of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 1, 2009.
4.     Governing Law. This Acknowledgement, Amendment and Waiver shall be governed by and construed exclusively in accordance the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law (or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties hereunder.
5.     Counterparts; Facsimile. This Acknowledgement, Amendment and Waiver may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Acknowledgement, Amendment and Waiver may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
6.     Entire Agreement. This Acknowledgement, Amendment and Waiver and the GEEMF Investment Documents hereby constitute the full and entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Acknowledgement, Amendment and Waiver as of the date first above written.

Very truly yours, DUOYUAN GLOBAL WATER INC.
By:	/s/ Wenhua Guo
Name:	Wenhua Guo
Title:	Chief Executive Officer and Director

DUOYUAN INVESTMENTS LIMITED
By:	/s/ Wenhua Guo
Name:	Wenhua Guo
Title:	Director

/s/ Wenhua Guo
WENHUA GUO

GEEMF III HOLDINGS MU
By:	/s/ Brian James Foist
Name:	Brian James Foist
Title:	Authorized Signatory